EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to 462(b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated July 16, 2020, with respect to the consolidated financial statements of GreenPower Motor Company Inc. included in Amendment No. 1 to the Registration Statement (Form F-1/A No. 333-248119) and related Prospectus of GreenPower Motor Company Inc. for the registration of its common shares.

/s/ Crowe MacKay LLP

Chartered Professional Accountants

Vancouver, British Columbia

August 28, 2020